Exhibit 99.1

Demand Media Reports Fourth Quarter and Fiscal 2014 Results

•	2014 Revenue of $172.4 Million and Adjusted EBITDA of $37.5 Million
•	Q4 and 2014 Marketplaces Revenue Increases 70% and 148% Year-over-Year, Respectively
•	Q4 and 2014 Content & Media Revenue Decreases 33% and 30% Year-over-Year, Respectively
•	Cash Balance of $47.8 Million at Period End and No Debt Outstanding
•	Rachel Glaser to Join as Chief Financial Officer

SANTA MONICA, CA – March 5, 2015 - Demand Media, Inc. (NYSE: DMD), a diversified Internet company, today reported financial results for the fourth quarter and fiscal year ended December 31, 2014.

“As we move into 2015, my optimism for Demand’s future is driven by strong growth in our marketplace businesses and continued improvements in quality across our content and media assets,” said Sean Moriarty, CEO of Demand Media. “We have initiated the hard work we believe is necessary to improve the consumer experience on eHow, and we are beginning to see positive results in traffic and user engagement from our improvements to Livestrong.

I am also excited to announce the conclusion of our CFO search with the appointment of Rachel Glaser, and we are looking forward to her start date in mid-April. Her depth of experience in finance and operations will be critical to our transformation as we continue to focus on disciplined capital deployment and investment across our portfolio of businesses. Rachel comes to Demand from Move, Inc., where she served as CFO and helped lead Move through its successful transformation and recent sale to News Corp.”

Financial Summary
(In millions, except per share amounts)
	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Content & Media revenue	$28.7	$42.8	$137.0	$195.1
Marketplaces revenue	14.3	8.4	35.4	14.3
Total revenue	$43.0	$51.2	$172.4	$209.4

Adjusted EBITDA(1)	$6.7	$13.9	$37.5	$64.4
Net loss	$(18.2)	$(11.5)	$(267.4)	$(20.2)
Adjusted net income (loss)(1)	$(0.3)	$2.1	$1.5	$14.9

EPS(2)	$(0.93)	$(0.64)	$(14.26)	$(1.14)
Adjusted EPS(1)(2)	$(0.02)	$0.11	$0.08	$0.83

Free cash flow(1)	$11.5	$8.3	$29.8	$44.4

(1)	These non-GAAP financial measures are described below and reconciled to their comparable GAAP measures in the accompanying tables.
(2)

Demand Media common stock share information and related per share amounts included in this earnings release and the accompanying tables have been adjusted retroactively for all periods presented to reflect the one-for-five reverse stock split of Demand Media common stock that was effected on August 1, 2014.

Q4 2014 Financial Summary:

Demand Media is a diversified Internet company that builds platforms across media and marketplace properties to enable communities of creators to reach passionate audiences in large and growing lifestyle categories. Its business is comprised of two service offerings: Content & Media and Marketplaces. The Content & Media service offering operates leading online destinations such as eHow, Livestrong.com and Cracked, as well as an innovative content creation platform powered by a large community of experts. Through its Marketplaces service offering, Demand Media operates Society6, a community of artists marketing and selling their designs on a wide variety of lifestyle products, and Saatchi Art, a community of artists marketing and selling original artwork or reproduction prints.

•	Total revenue declined 16% year-over-year due to a 33% decline in Content & Media revenue partially offset by a 70% increase in Marketplaces revenue.
•

Content & Media revenue declined 33% year-over-year due primarily to lower ad monetization from our cost-per-click advertising and our strategic reduction in higher yielding direct sold display advertising, partially offset by growth in visits.

•	Marketplaces revenue grew 70% year-over-year, driven primarily by traffic growth, increased conversion rates, new product introductions on Society6 and the acquisition of Saatchi Art.
•	Adjusted EBITDA decreased 52% year-over-year, primarily reflecting the decline in higher margin advertising revenue, partially offset by the increase in lower margin Marketplaces revenue.
•	Cash and cash equivalents of $47.8 million at period end with no debt outstanding.

Business Highlights:

•

On a consolidated basis, Demand Media ranked as the #38 US digital media property across desktop and mobile platforms. Demand Media’s properties reached more than 61 million unique visitors in the US, including approximately 31 million mobile users (source: January 2015 US comScore).

Content & Media:

•

The renovation of eHow is underway with a focus on upgrading the user experience and improving product quality through a new site design, the removal of three ad units from each article and select removals, rewrites and additions of articles. eHow.com reached nearly 40 million unique users in the US in January 2015 across desktop and mobile platforms (source: January 2015 US comScore).

•

Livestrong.com saw user registrations in Q4 2014 nearly double year-over-year. The Livestrong team launched upgrades to the MyPlate Calorie Tracker app and initiated a new StartSTRONG Challenge ahead of seasonal health consciousness. Livestrong/eHow Health ranked as the #3 Health property in the US, with more than 30 million unique visitors across desktop and mobile platforms (source: January 2015 US comScore).

•

CollegeHumor/Cracked Network ranked as the #1 Humor property in the US, with nearly 16 million unique users, across desktop and mobile platforms. Cracked.com itself had more than 7 million unique visitors in the US across desktop and mobile platforms (source: January 2015 US comScore).

•

During Q4 2014, our Content Solutions business, which delivers custom and hosted content marketing services to partners, saw strong renewal rates from existing customers and added new Fortune 500 clients.

Marketplaces:

•

Society6’s artist community grew to approximately 130,000 active artists, an increase of more than 50% from a year ago. There are now more than 2 million unique designs available across the product portfolio, a 60% increase year-over-year. The Society6 team also launched Collections, a curation tool that allows members to share their favorite Society6 products and enables artists to merchandise more effectively.

•

Saatchi Art launched its mobile app connecting its global community of artists and art collectors. The mobile app makes thousands of artworks browsable by medium, size and price point, tracks trending artwork and enables users to virtually preview artwork on their own walls before making a purchase using the “view in a room” feature.

Operating Metrics:

	Three months ended December 31,			Year ended December 31,
	2014	2013	% Change	2014	2013	% Change
Content & Media Metrics:
Visits(1) (in thousands)	950,985	890,423	7%	4,004,287	4,031,514	-1%
RPV(2)	$30.16	$48.07	-37%	$34.22	$48.39	-29%

Marketplaces Metrics:
Number of Transactions (3)	307,095	166,358	85%	715,343	277,442	158%
Average Revenue per Transaction (4)	$46.55	$50.67	-8%	$49.47	$51.65	-4%
(1)

Visits are defined as the total number of times users access our content across (a) one of our owned and operated online properties and/or (b) one of our customers’ online properties, to the extent that the visited customer web pages are hosted by our content services, in each case with breaks of access of at least 30 minutes constituting a unique visit.

(2)	RPV is defined as Content & Media revenue per one thousand visits.
(3)	Number of transactions is defined as the total number of successfully completed transactions during the applicable period.
(4)	Average revenue per transaction is calculated by dividing Marketplaces revenue for a period by the number of transactions in that period.

Q4 2014 Operating Metrics:

•

Content & Media visits increased 7% year-over-year to nearly 1 billion, driven by significant mobile visit growth across all of our online properties, as well as desktop visit growth from Livestrong.com and customer web pages hosted by our content services, partially offset by significant declines in desktop visits from eHow.com and Cracked.com. Content & Media RPV decreased 37% year-over-year, primarily due to lower ad monetization yields from cost-per-click advertising and our strategic reduction in higher yielding direct sold display advertising.

•

Marketplaces transactions increased 85% year-over-year to 307,095, reflecting new product introductions, increased traffic and increased conversion of visits to purchases on Society6. Marketplaces average revenue per transaction declined by 8% year-over-year driven by a decline in units per transaction and a mix shift towards lower-priced items on Society6, partially offset by the addition of Saatchi Art, which has significantly higher average revenue per transaction.

Conference Call and Webcast Information

Demand Media will host a corresponding conference call and live webcast at 4:30 p.m. Eastern time today. To access the conference call, dial 888-329-8862 (US/CAN) or 719-325-2464 (International) and reference conference ID 2861800. To participate on the live call, analysts should dial-in at least 10 minutes prior to the commencement of the call.  A live webcast also will be available on the Investor Relations section of the Company's corporate website at http://ir.demandmedia.com and via replay beginning approximately two hours after the completion of the call.

About Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Demand Media uses certain non-GAAP financial measures, as described below.  The presentation of this additional financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release.

The non-GAAP financial measures presented in this release are the primary measures used by the Company's management and board of directors to understand and evaluate its financial performance and operating trends, including period-to-period comparisons, to prepare and approve its annual budget and to develop short and long term operational plans. We believe our presented non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) management frequently uses them in its discussions with investors, commercial bankers, securities analysts and other users of its financial statements.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) is defined by the Company as net income (loss) excluding income (loss) from discontinued operations, net of taxes, before income tax expense (benefit), interest and other income (expense), net, depreciation and amortization, stock-based compensation, impairment charges, and any acquisition and realignment costs. Acquisition and realignment costs include such items, when applicable, as (1) legal, accounting and other professional fees directly attributable to acquisition or corporate realignment activities, and (2) employee severance and other payments attributable to acquisition or corporate realignment activities. Management does not consider these costs to be indicative of the Company's core operating results.

Management believes that Adjusted EBITDA reflects the Company's ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company's underlying recurring revenue and operating costs, which is focused more closely on the current costs necessary to utilize previously acquired long-lived assets. In addition, management believes that it can be useful to exclude certain non-cash charges because the amount of such expenses is the result of long-term investment decisions in previous periods rather than day-to-day operating decisions. For example, due to the long-lived nature of a majority of its media content, the revenue generated by the Company's media content assets in a given period bears little relationship to the amount of its investment in media content in that same period. Accordingly, management believes that content acquisition costs represent a discretionary long-term capital investment decision undertaken at a point in time. This investment decision is clearly distinguishable from other ongoing business activities, and its discretionary nature and long-term impact differentiate it from specific period transactions, decisions regarding day-to-day operations, and activities that would have an immediate impact on operating or financial performance if materially changed, deferred or terminated.

Adjusted Earnings Per Share (Adjusted EPS) is defined by the Company as Adjusted Net Income (Loss) divided by the weighted average number of shares outstanding. Adjusted Net Income (Loss) is defined by the Company as net income (loss) excluding income (loss) from discontinued operations, net of taxes, before the effect of stock-based compensation, amortization of intangible assets acquired via business combinations, accelerated amortization of content intangible assets removed from service, impairment charges, accelerated depreciation of fixed assets removed from services due to restructuring, write-off of debt issuance costs, acquisition and realignment costs, and gains or losses on certain asset sales or dispositions, and is calculated using the application of a normalized effective tax rate. Acquisition and realignment costs include such items, when applicable, as (1) legal, accounting and other professional fees directly attributable to acquisition or corporate realignment activities, and (2) employee severance and other payments attributable to acquisition or corporate realignment activities. Management does not consider these costs to be indicative of the Company's core operating results.

Management believes that Adjusted Net Income (Loss) and Adjusted EPS provide investors with additional useful information to measure the Company's underlying financial performance, particularly from period to period, because these measures are exclusive of certain non-cash expenses not directly related to the operation of its ongoing business (such as amortization of intangible assets acquired via business combinations and impairment charges, as well as certain other non-cash expenses such as stock-based compensation) and include a normalized effective tax rate based on the Company's statutory tax rate.

Free Cash Flow is defined by the Company as net cash provided by operating activities excluding cash outflows from acquisition and realignment activities, such as expenditures related to the separation of Demand Media into two distinct publicly traded companies and formation expenses directly related to the Company’s gTLD initiative undertaken prior to such separation, less capital expenditures to acquire property and equipment and purchases of intangible assets.

Management believes that Free Cash Flow provides investors with useful information to measure operating liquidity because it reflects the Company's underlying cash flows from recurring operating activities after investing in capital assets and intangible assets. Free Cash Flow is used by management, and may also be useful for investors, to assess the Company's ability to generate cash flow for a variety of strategic opportunities, including reinvestment in the business, pursuing new business opportunities, potential acquisitions, payment of dividends and share repurchases.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense, or cash flows, that affect the Company's operations. An additional limitation of non-GAAP financial measures is that they do not have standardized meanings, and therefore other companies, including peer companies, may use the same or similarly named measures but exclude different items or use different computations. Management compensates for these limitations by reconciling these non-GAAP financial measures to their most comparable GAAP financial measures within its financial press releases. Non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. Investors and others are encouraged to review the Company’s financial information in its entirety and not rely on a single financial measure. The accompanying tables have more details on the GAAP financial measures and the related reconciliations.

About Demand Media

Demand Media, Inc. (NYSE: DMD) is a diversified Internet company that builds platforms across our media (eHow, LIVESTRONG.com and Cracked) and marketplace (Society6 and Saatchi Art) properties to enable communities of creators to reach passionate audiences in large and growing lifestyle categories. In addition, Demand Media’s Content Solutions and Demand360 programmatic offerings help advertisers find innovative ways to engage with their customers. For more information about Demand Media, visit www.demandmedia.com.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties regarding our future financial performance, and are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Statements containing words such as guidance, may, believe, anticipate, expect, intend, plan, project, projections, business outlook, and estimate or similar expressions constitute forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Potential risks and uncertainties that could affect our operating and financial results are described in our annual report on Form 10-K for the fiscal year ending December 31, 2013 filed with the Securities and Exchange Commission (http://www.sec.gov) on March 17, 2014, as such risks and uncertainties are updated in our annual and quarterly reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operations. These risks and uncertainties include, among others: the impact of the separation of our business into two separate smaller, less diversified public companies; the expectation that the separation transaction is tax-free; revenue and growth expectations for the two independent companies and the ability of each company to operate as an independent entity following the separation transaction; our dependence on material agreements with a specific business partner for a significant portion of our revenue; the fact that we generate the majority of our revenue from advertising and the potential impact of a reduction in online advertising spending, a loss of advertisers or lower advertising yields; changes in our Content & Media business model to improve user experience and engagement, including redesigning our websites, refining and consolidating our existing content library, reducing the number of advertisements per page and developing a greater variety of content formats, and the impact of such changes on revenue and expenses; our ability to successfully grow new lines of business such as online marketplaces and content solutions as part of our growth strategy; changes in the methodologies of internet search engines, including ongoing algorithmic changes made by Google, Bing and Yahoo!, as well as possible future changes, and the impact such changes may have on visits and driving search related traffic to our owned & operated online properties and our customers’ online properties; the effects of shifting consumption of media content from desktop to mobile; changes in amortization or depreciation expense due to a variety of factors; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles (including media content) or other assets; and our ability to retain key personnel. From time to time, we may consider acquisitions or divestitures that, if consummated, could be material. Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods. If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements. We do not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

# # #

(Tables Follow)

Investor Contact:	Media Contact:

Allise Furlani	David Glaubke
The Blueshirt Group	Demand Media, Inc.
(310) 917-6426	(310) 917-6490
IR@demandmedia.com	david.glaubke@demandmedia.com

Demand Media, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Revenue:
Service revenue	$29,338	$42,733	$137,711	$195,269
Product revenue	13,643	8,499	34,718	14,142
Total revenue	42,981	51,232	172,429	209,411
Operating expenses:
Service costs (exclusive of amortization of intangible assets shown separately below)(1)(2)	10,127	12,546	43,325	51,274
Product costs	10,551	6,169	26,058	9,882
Sales and marketing(1)(2)	4,624	7,119	20,046	36,275
Product development(1)(2)	8,166	7,015	29,387	32,185
General and administrative(1)(2)	13,311	12,797	50,179	53,014
Goodwill impairment charge	—	—	232,270	—
Amortization of intangible assets	13,113	11,888	38,316	36,519
Total operating expenses	59,892	57,534	439,581	219,149
Loss from operations	(16,911)	(6,302)	(267,152)	(9,738)
Interest income	179	1	328	5
Interest expense	(2,212)	(669)	(4,692)	(1,642)
Other income (expense), net	(82)	7	654	13
Loss from continuing operations before income taxes	(19,026)	(6,963)	(270,862)	(11,362)
Income tax benefit (expense)	796	(1,053)	14,713	(2,856)
Net loss from continuing operations	(18,230)	(8,016)	(256,149)	(14,218)
Net loss from discontinued operations(1)(2)	—	(3,505)	(11,208)	(5,956)
Net loss	$(18,230)	$(11,521)	$(267,357)	$(20,174)

Earnings per share - basic and diluted
Net loss from continuing operations	$(0.93)	$(0.44)	$(13.66)	$(0.80)
Net loss from discontinued operations	-	$(0.20)	(0.60)	(0.34)
Net loss	$(0.93)	$(0.64)	$(14.26)	$(1.14)

Weighted average number of shares - basic and diluted(3)	19,622	18,062	18,745	17,707

(1) Depreciation expense included in the above line items:
Service costs	$1,675	$2,213	$6,798	$9,594
Sales and marketing	41	58	156	275
Product development	114	148	496	645
General and administrative	1,174	1,228	4,802	3,942
Discontinued operations	-	1,519	4,662	6,045
Total depreciation	$3,004	$5,166	$16,914	$20,501

(2) Stock-based compensation included in the above line items:
Service costs	$275	$624	$1,422	$2,420
Sales and marketing	172	540	683	3,823
Product development	2,378	758	4,745	3,835
General and administrative	3,626	2,696	12,016	12,525
Discontinued operations	-	1,137	2,949	4,781
Total stock-based compensation	$6,451	$5,755	$21,815	$27,384

(3)

Demand Media common stock share information and related per share amounts included in this earnings release and the accompanying tables have been adjusted retroactively for all periods presented to reflect the one-for-five reverse stock split of Demand Media common stock that was effected on August 1, 2014.

Demand Media, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$47,820	$153,511
Accounts receivable, net	14,504	33,301
Prepaid expenses and other current assets	7,363	7,826
Deferred registration costs	-	66,273
Total current assets	69,687	260,911
Deferred registration costs, less current portion	-	12,514
Property and equipment, net	22,836	42,193
Intangible assets, net	40,535	88,766
Goodwill	10,358	347,382
Deferred tax assets	23,923	-
Other assets	6,055	25,322
Total assets	$173,394	$777,088
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$4,762	$12,814
Accrued expenses and other current liabilities	24,225	34,679
Deferred tax liabilities	-	22,415
Current portion of long-term debt	-	15,000
Deferred revenue	3,569	84,955
Total current liabilities	32,556	169,863
Deferred revenue, less current portion	114	16,929
Other liabilities	1,709	9,910
Deferred tax liability	24,173	3,131
Long-term debt	-	81,250
Commitments and contingencies
Stockholders’ equity
Common stock	2	11
Additional paid-in capital	497,809	611,028
Accumulated other comprehensive income (loss)	(76)	502
Treasury stock	(30,767)	(30,767)
Accumulated deficit	(352,126)	(84,769)
Total stockholders’ equity	114,842	496,005
Total liabilities and stockholders’ equity	$173,394	$777,088

Demand Media, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Cash flows from operating activities
Net loss	$(18,230)	$(11,521)	$(267,357)	$(20,174)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,117	18,851	59,473	64,910
Deferred income taxes	(784)	1,102	(14,409)	3,901
Stock-based compensation	6,451	5,755	21,815	27,384
Goodwill impairment charge	—	—	232,270	—
Gain on disposals	—	—	(795)	—
Gain on other assets, net	—	(1,666)	(5,745)	(4,232)
Other	1,644	(411)	6	(861)
Change in operating assets and liabilities, net of effect of acquisition(1)	6,672	(2,375)	9,403	5,235
Net cash provided by operating activities	11,870	9,735	34,661	76,163
Cash flows from investing activities
Purchases of property and equipment	(1,321)	(3,986)	(8,918)	(26,746)
Purchases of intangible assets	(282)	(3,509)	(5,688)	(16,772)
Payments for gTLD applications(1)	—	(3,544)	(15,829)	(3,949)
Proceeds from gTLD withdrawals, net	—	2,740	6,105	5,616
Cash received from disposal of business, net of cash disposed	—	—	13,696	—
Cash paid for acquisitions, net of cash acquired	—	(397)	(2,240)	(73,626)
Restricted deposits	(1,364)	—	(3,064)	—
Other	21	471	1,017	942
Net cash used in investing activities	(2,946)	(8,225)	(14,921)	(114,535)
Cash flows from financing activities
Long-term debt (repayments) borrowings, net	(73,750)	46,250	(96,250)	96,250
Proceeds from exercises of stock options and contributions to ESPP	135	253	478	4,746
Repurchases of common stock	—	—	—	(4,835)
Debt issuance costs	—	—	—	(1,936)
Net taxes paid on RSUs and options exercised	(666)	(835)	(2,902)	(4,576)
Cash distribution related to spin-off	—	—	(24,145)	—
Cash paid for acquisition holdback	(3)	—	(1,945)	—
Other	(125)	(179)	(654)	(619)
Net cash (used in) provided by financing activities	(74,409)	45,489	(125,418)	89,030
Effect of foreign currency on cash and cash equivalents	74	(17)	(13)	(80)
Change in cash and cash equivalents	(65,411)	46,982	(105,691)	50,578
Cash and cash equivalents, beginning of period	113,231	106,529	153,511	102,933
Cash and cash equivalents, end of period	$47,820	$153,511	$47,820	$153,511

(1)

The year ended December 31, 2014 reflects reclassified amounts of $3.4 million related to deposits made for certain gTLD auctions just prior to the spin-off of Rightside in our third quarter 2014, which we previously reported as operating cash outflows but have been reclassified to be reflected as investing outflows. These amounts relate entirely to activities of our discontinued operations, the spun-off Rightside business.

Demand Media, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Adjusted EBITDA Reconciliation
Net loss	$(18,230)	$(11,521)	$(267,357)	$(20,174)
Less: Net loss from discontinued operations, net of taxes	-	3,505	11,208	5,956
Net loss from continuing operations	(18,230)	(8,016)	(256,149)	(14,218)
Add (deduct):
Income tax expense (benefit)	(796)	1,053	(14,713)	2,856
Interest and other (income) expense, net	2,115	661	3,710	1,624
Depreciation and amortization(1)	16,117	15,535	50,567	50,976
Stock-based compensation(2)	6,451	4,618	18,866	22,603
Goodwill impairment charge	-	-	232,270	-
Acquisition and realignment costs(3)	1,014	-	2,905	529
Adjusted EBITDA	$6,671	$13,851	$37,456	$64,370

Free Cash Flow:
Net cash provided by operating activities	$11,870	$9,735	$34,661	$76,163
Purchases of property and equipment	(1,321)	(3,986)	(8,918)	(26,746)
Purchases of intangible assets	(282)	(3,509)	(5,688)	(16,772)
gTLD expense cash flows (4)	-	3,239	-	7,152
Acquisition and realignment cash flows (3)	1,220	2,861	9,721	4,587
Free Cash Flow	$11,487	$8,340	$29,776	$44,384

Adjusted Net Income Reconciliation
Net loss	$(18,230)	$(11,521)	$(267,357)	$(20,174)
Less: Net loss from discontinued operations, net of taxes	-	3,505	11,208	5,956
Net loss from continuing operations	(18,230)	(8,016)	(256,149)	(14,218)
(a) Stock-based compensation (2)	6,451	4,618	18,866	22,603
(b) Amortization of intangibles - M&A	2,149	3,288	11,064	9,833
(c) Accelerated depreciation related to restructuring	-	-	147	-
(d) Content intangible assets removed from service (5)	7,201	2,387	7,201	2,453
(e) Acquisition and realignment costs (3)	1,014	-	2,905	529
(f) Write off of debt issuance costs	1,701	-	1,701	-
(g) Goodwill impairment	-	-	232,270	-
(h) Gain on disposal	-	-	(795)	-
Income tax effect of items (a) - (h) & application of 38% statutory income tax rate to pretax income	(602)	(212)	(15,662)	(6,285)
Adjusted Net Income (Loss)	$(316)	$2,065	$1,548	$14,915

Adjusted EPS	$(0.02)	$0.11	$0.08	$0.83
Shares used to calculate adjusted EPS(6)	19,622	18,182	18,956	17,886

(1) Represents depreciation expense of the Company’s long-lived tangible assets and amortization expense of its finite-lived intangible assets, including amortization expense related to its investment in media content assets, included in the Company’s GAAP results of operations.

(2) Represents the fair value of stock-based awards to purchase the Company’s stock included in its GAAP results of operations.

(3) Acquisition and realignment costs include such items, when applicable, as (a) legal, accounting and other professional fees directly attributable to acquisition or corporate realignment activities, (b) employee severance and other payments attributable to acquisition or corporate realignment activities, and (c) expenditures related to the separation of Demand Media into two distinct publicly traded companies.

(4) Comprises formation expenses directly related to the Company's gTLD initiative that did not generate associated revenue in 2013.

(5) The Company elected to remove certain content assets from service, resulting in accelerated amortization expense.

(6)

Demand Media common stock share information and related per share amounts included in this earnings release and the accompanying tables have been adjusted retroactively for all periods presented to reflect the one-for-five reverse stock split of Demand Media common stock that was effected on August 1, 2014. Shares used to calculate adjusted EPS are basic and diluted for the three months ended December 31, 2014 and diluted for all other periods presented.